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                                                                    EXHIBIT 99











                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -

                        THE BRISTOL PLACE HOTEL TORONTO

                               (IN RECEIVERSHIP)

                             FINANCIAL STATEMENTS

                    WITH REPORT OF INDEPENDENT ACCOUNTANTS

                     FOR THE YEAR ENDED DECEMBER 31, 1995




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                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors
Wyndham Hotel Corporation:

We have audited the accompanying balance sheet of the Wyndham Hotel Corporation Acquisition Hotel - The Bristol Place Hotel Toronto (described in
Note 1) as of December 31, 1995 and the related statements of operations, partners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of management of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Wyndham Hotel Corporation Acquisition Hotel - The Bristol Place Hotel Toronto as of December 31, 1995 and its results of operations and its cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                           COOPERS & LYBRAND, LLP

Dallas, Texas
November 7, 1996



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                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                                 BALANCE SHEET
                               DECEMBER 31, 1995
                               (IN U.S. DOLLARS)



                                    ASSETS

Investment in hotel property at cost:
    Buildings and improvements                                     $  6,544,826
    Furniture, fixtures and equipment                                 4,060,874
                                                                   ------------

                                                                     10,605,700
Less accumulated depreciation and amortization                       (7,478,951)
                                                                   ------------

Net investment in hotel property                                      3,126,749
Cash and cash equivalents                                               655,804
Accounts receivable                                                     651,680
Inventories                                                             178,930
Other assets                                                             71,174
                                                                   ------------

              Total assets                                         $  4,684,337
                                                                   ============

                       LIABILITIES AND PARTNERS' DEFICIT

Mortgages payable and accrued interest                             $ 27,204,560
Accounts payable, trade                                                 559,537
Accrued expenses and other liabilities                                  588,370
                                                                   ------------

            Total liabilities                                        28,352,467

Commitments and contingencies

Partners' deficit                                                   (23,668,130)
                                                                   ------------

              Total liabilities and partners' deficit              $  4,684,337
                                                                   ============




       The accompanying notes are an integral part of these statements.






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


                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                               (IN U.S. DOLLARS)



Revenues:
    Rooms                                                             $  5,048,871
    Food and beverage                                                    4,747,696
    Other                                                                  507,098
                                                                      ------------

            Total revenue                                               10,303,665
                                                                      ------------

Expenses:
    Property operating costs and expenses                                2,032,047
    Food and beverage costs and expenses                                 3,741,512
    Selling, general and administrative                                  1,274,665
    Repairs and maintenance                                                502,394
    Utilities                                                              388,291
    Receivership expenses                                                  339,079
    Management fees                                                        305,273
    Franchise cost                                                          84,733
    Depreciation and amortization                                          229,079
    Real estate and personal property taxes, and property insurance      1,008,687
    Interest expense                                                     2,770,274
    Other expense                                                          258,499
                                                                      ------------

            Total expenses                                              12,934,533
                                                                      ------------

              Net loss                                                $ (2,630,868)
                                                                      ============




  The accompanying notes are an integral part of these financial statements.





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


                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                        STATEMENT OF PARTNERS' DEFICIT
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                               (IN U.S. DOLLARS)



Balance at December 31, 1994            $(20,505,040)

    Translation adjustment                  (532,222)

    Net loss                              (2,630,868)
                                        ------------

Balance at December 31, 1995            $(23,668,130)
                                        ============




       The accompanying notes are an integral part of these statements.





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


                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                           STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                               (IN U.S. DOLLARS)

Cash flows from operating activities:
    Net loss                                                                            $(2,630,868)
    Adjustments to reconcile net loss to net cash provided by operating activities:
      Depreciation and amortization                                                         229,079
    Changes in assets and liabilities:
      Accounts receivable                                                                  (214,304)
      Inventories                                                                            34,049
      Prepaid expenses                                                                       59,270
      Other assets                                                                           (5,861)
      Accounts payable, trade                                                                (1,063)
      Accrued expenses and other liabilities                                                178,074
      Accrued interest recognized in mortgages payable                                    2,077,287
                                                                                        -----------

              Net cash provided by operating activities                                    (274,337)
                                                                                        -----------

Cash flows used in investing activities:
    Improvements and additions to hotel property                                            (22,719)
                                                                                        -----------

Cash flows provided by financing activities:
    Proceeds from borrowings                                                                732,500
                                                                                        -----------

Effect of exchange rate changes on cash                                                      16,214

Net change in cash and cash equivalents                                                     451,658

Cash and cash equivalents at beginning of periods                                           204,146
                                                                                        -----------

Cash and cash equivalents at end of periods                                             $   655,804
                                                                                        ===========

Supplement disclosure of cash flow information:
    Cash paid during the period for interest                                            $
                                                                                        ===========


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
                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)



1.   ORGANIZATION AND BASIS OF PRESENTATION:

     Organization - Wyndham Hotel Corporation ("WHC") acquired a 287 room - hotel, The Bristol Place Hotel ("Bristol"), located in Toronto, Ontario, Canada from parties controlled by persons unaffiliated with WHC on August 30, 1996. The hotel was placed into receivership by the mortgage payable holders on July 25, 1995.

     Basis of Presentation - The accompanying financial statements of Bristol have been presented on a basis consistent with WHC due to the anticipated common ownership and management since the entity will be the subject of a business combination with WHC. The financial statements have been presented in accordance with U.S. generally accepted accounting principles and using U.S. dollars as the reporting functional currency.

     The hotel was owned by an unincorporated joint venture for income tax purposes and therefore federal and provincial income taxes are the responsibility of the owners. Substantially all assets and operations of the joint venture were acquired by WHC on August 30, 1996.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Investment in Hotel Property - The hotel property is stated at the lower of cost or net realizable value and is depreciated using the declining balance method at a rate of 5% for building and improvements and 20% for furniture, fixtures and equipment.

     The management of Bristol reviews the carrying value of the property to determine if circumstances exist indicating an impairment in the carrying value of the investment of the hotel property or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the owner of the Bristol will prepare a projection of the discounted future cash flows, without interest charges, of the specific hotel property and determine if the investment in hotel property is recoverable based on the discounted future cash flows. The owner of Bristol does not believe that there are any factors or circumstances indicating impairment of any of its investment in hotel property.

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts and the gain or loss is included in operations.



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                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                  NOTES TO FINANCIAL STATEMENTS - (continued)
                               (IN U.S. DOLLARS)



     Cash and Cash Equivalents - For purposes of reporting cash flows, all highly liquid debt instruments with original maturities of three months or less are considered to be cash equivalents.

     Inventories - Inventories consist primarily of food and beverage items and are stated at the lower of cost or market, with cost determined using the first-in, first-out method.

     Foreign Currency Translation - Assets and liabilities denominated in foreign currencies are translated into US dollars at the current rate in effect at year-end. All foreign income and expenses are translated at the weighted average exchange rates during the year.

     Current year translation loss is reported separately as a component of partners' capital.

     Income Taxes - The hotel is included in an unincorporated joint venture which is not a taxable entity. The results of operations are included in the tax returns of the partners. The joint venture's tax return and the amount of allocable income or loss are subject to examination by federal and provincial taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners could be changed accordingly.

     Revenue Recognition - Room, food and beverage and other revenues are recognized when earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Advertising Costs - The hotel participates in various advertising and marketing programs. All advertising costs are expensed in the period incurred. The hotel recognized advertising expenses of $205,846 for the year ended December 31, 1995.






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                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


3.   MORTGAGES PAYABLE:

     Mortgages payable at December 31, 1995 consists primarily of four mortgage note payables totaling $25,961,537, including accrued interest (as described below) and an escrow account for property taxes paid in the amount of $459,439, including interest at a rate of 11.50%.

     All debt is collateralized by the investment in hotel property.

               Mortgage                 Interest              Amount
          --------------------       --------------        -----------

          First                          10.00%            $ 2,648,841
          Second                         11.00%              1,813,051
          Third                          11.50%              2,691,454
          Fourth                         11.50%             18,859,275
                                                           -----------

          Total                                            $26,012,621
                                                           ===========


     The owner defaulted on the mortgage note payables on July 25, 1995 and the hotel was placed into receivership by the trustee.

     A receivers certificate was received on September 8, 1995 in the amount of $732,500, the liability to the receiver is due upon receivership termination and Bristol accrued $51,328 interest at a rate of prime plus 2%.

     Upon the sale of the hotel to WHC on August 30, 1996, the receiver anticipates using the proceeds from the sale to repay the receivers certificate in full and to repay the remainder to the mortgage note payables holders.


4.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statements of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, Bristol reports the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities at cost, which approximates fair value due to the short maturity of these instruments. The carrying amount of Bristol's debt approximates fair value due to the ability to obtain such borrowings at comparable interest rates.






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                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

5.   COMMITMENTS AND CONTINGENCIES:

     The hotel is required to remit 11.5% of gross room revenue to the franchiser for reservation costs and sales and advertising expenses incurred to promote the hotel at the national level. Additional sales and advertising costs are incurred at the local property level.

     Participation fees represent the annual expense under the terms of the lease agreement expiring November 30, 2066. Participation costs are based upon 8% of the defined gross annual profit up to $582,880 and 4.5% upon profit exceeding the limit. When the mortgages are repaid these amounts reduce to 6.5% and 3% respectively.

     WHC is subject to environmental regulations related to the ownership of real estate (hotels). As part of the diligence procedures, WHC has conducted a Phase I environmental assessment on the hotel prior to acquisition. The cost of complying with the environmental regulations was not material to the statements of operations for the year ended December 31, 1995. WHC is not aware of any environmental condition at the hotel which is likely to have a material adverse effect on the financial statements.

     The aggregate future minimum lease payments for operating leases relating to the premises and the hotel's operations are as follows:

          For the year ending:                                Amount
                                                            ----------

          December 31, 1996                                 $  101,837
          December 31, 1997                                     88,941
          December 31, 1998                                     87,847
          December 31, 1999                                     71,061
          December 31, 2000                                     55,302
          Thereafter                                         2,370,907
                                                            ----------

          Total                                             $2,775,895
                                                            ==========







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                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


6.   RELATED PARTY TRANSACTIONS:

     Transactions between related parties included in the financial statements are as follows:

          Bristol Group International--management fees        $305,273
          Park Plaza Hotel--other operating expenses            25,309
                                                              --------

          Total                                               $330,582
                                                              --------



7.   SUBSEQUENT EVENTS:

     As discussed in Note 1, Bristol was acquired by WHC on August 30, 1996. The acquisition will be accounted for by WHC under the purchase method of accounting. Accordingly, the cost basis of the hotel will change to reflect the acquisition price of the hotel by WHC. Any post-acquisition debt will be different than the historical debt reflected in the accompanying financial statements. The management agreement is expected to be terminated concurrently with the sale of the hotel to WHC. The financial statements do not reflect the effects of this transaction.







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